Exhibit 99.1

Brookdale Announces Second Quarter 2020 Results

Nashville, Tenn., Aug 10, 2020 - Brookdale Senior Living Inc. (NYSE: BKD) ("Brookdale" or the "Company") announced results for the quarter ended June 30, 2020.

SECOND QUARTER 2020 HIGHLIGHTS

•	Ended the quarter with $600 million of liquidity, including $562 million of cash and cash equivalents and marketable securities.

•
Subsequent to the quarter end, the Company entered into definitive agreements to restructure a portfolio of 120 communities leased from Ventas, Inc. ("Ventas") to improve cash flow through permanent rent reductions and eliminate financial covenants.

•	Completed baseline testing of residents and associates at all 700-plus of the Company’s communities, across 44 states.

•	Improvement within the quarter of both Senior Housing and Health Care Services as move-ins and census grew.

Lucinda ("Cindy") Baier, Brookdale’s President and CEO, said, "I’m proud of the outstanding efforts of our team to help protect our residents, patients and associates. It was a monumental effort to have over 100,000 tests performed for our communities’ residents and associates and as of the end of July less than 1% of our residents currently have COVID-19 positive results. We are pleased with the recently announced Ventas transaction, which delivers significant improvement in long-term cash flow. Through operational and transactional enhancements we’ve made since the beginning of our turnaround, we are proving the strength and durability of Brookdale."

SUMMARY OF SECOND QUARTER RESULTS

Consolidated

The table below presents a summary of consolidated operating results.

			Year-Over-Year Increase / (Decrease)		Change Attributable To:
($ in millions)	2Q 2020	2Q 2019	Amount	Percent	COVID-19	Transactions	Lease Standard
Resident fee revenue	$731.6	$801.9	$(70.3)	(8.8)%	See note (1)	$(15.2)	$(5.3)
Management fee revenue	$6.1	$15.4	$(9.3)	(60.4)%	—	$(8.6)	—
Other operating income	$26.7	—	$26.7	NM	$26.7	—	—
Facility operating expense	$606.0	$590.2	$15.8	2.7%	$60.6	$(14.4)	$(11.8)
General and administrative expense	$52.5	$57.6	$(5.1)	(8.9)%	—	—	—
Net income (loss)	$(118.4)	$(56.1)	$62.3	111.1%	See note (1)	See note (1)	$6.5	(1)
Adjusted EBITDA (2)	$44.7	$104.0	$(59.3)	(57.0)%	See note (1)	$(12.4)	$6.5

(1)
Estimated lost resident fee revenue attributable to COVID-19 was $63.6 million for the second quarter of 2020. The change in net income (loss) attributable to COVID-19 and transactions and the change in Adjusted EBITDA attributable to COVID-19 are not presented as certain impacts are not available without unreasonable effort. The change attributable to the lease standard represents the 2019 impact of the timing of the revenue and cost recognition associated with residency agreements related to the adoption of ASC 842.

(2)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. See "Reconciliations of Non-GAAP Financial Measures" for the Company's definition of such measure, reconciliations to the most comparable GAAP financial measures, and other important information regarding the use of the Company's non-GAAP financial measures.

•	Resident fee revenue.

•	Excluding the impact of transactions and the lease accounting standard, consolidated resident fee revenue decreased 6.2% over the prior year quarter.

•
Consolidated RevPAR decreased $143, or 3.5%, to $3,954 compared to the prior year second quarter as a result of a decrease in consolidated weighted average occupancy of 480 basis points, offset by an increase in consolidated RevPOR of $113, or 2.3%, to $5,022.

•
Consolidated senior housing occupancy was 77.8% as of June 30, 2020 compared to 82.2% as of March 31, 2020. The Company estimates that the COVID-19 pandemic and the Company's response efforts resulted in $63.6 million of lost resident fee revenue for the second quarter of 2020, based on its pre-COVID expectations.

•	The implementation of the Patient-Driven Grouping Model ("PDGM") resulted in an additional decrease to revenue for home health services.

•
Management fee revenue. The decrease was primarily due to the transition of management arrangements on 87 net communities since April 1, 2019, generally for management arrangements on certain former unconsolidated ventures in which the Company sold its interest and interim management arrangements on formerly leased communities.

•	Other operating income.

•
During the second quarter of 2020, the Company accepted $33.5 million of cash for grants from the Public Health and Social Services Emergency Fund (the "Emergency Fund"). The grants are subject to the terms and conditions of the program, including that such funds may only be used to prevent, prepare for, and respond to COVID-19 and will reimburse only for healthcare related expenses or lost revenues that are attributable to COVID-19.

•	The Company recognized $26.4 million of grants from the Emergency Fund and $0.3 million from other grants as other operating income during the second quarter of 2020.

•	Facility operating expense.

•
Excluding the impact of transactions, the lease accounting standard, and incremental direct COVID-19 costs, facility operating expense decreased $18.6 million, or 3.3%, primarily due to decreases in certain costs as the Company intentionally scaled back certain activities in response to the COVID-19 pandemic and a decrease in labor costs for home health services as the Company adjusted its home health services operational structure, to better align its facility operating expenses and business model with the new payment model. The decreases were offset by higher labor expenses from wage rate increases.

•
The Company incurred $60.6 million of incremental direct costs during the second quarter of 2020 to address the COVID-19 pandemic, primarily consisting of the Company's acquisition of personal protective equipment ("PPE"), medical equipment, and cleaning and disposable food service supplies, enhanced cleaning and environmental sanitation costs, increased labor expense, increased workers compensation and health plan expense, increased insurance premiums and retention, consulting and professional services costs, and costs for COVID-19 testing of residents and associates where not otherwise covered by government payor or third-party insurance sources.

•
General and administrative expense. The decrease in general and administrative expense was primarily attributable to a reduction in the Company's travel costs as it intentionally scaled back such activities, a reduction in the Company's incentive compensation costs, and a reduction in the Company's corporate headcount, as it scaled its general and administrative costs in connection with community dispositions. The decrease was partially offset by a $2.7 million increase in transactional and organizational restructuring costs compared to the prior year quarter.

•
Net income (loss) and Adjusted EBITDA. The decrease in net income (loss) and Adjusted EBITDA compared to the prior year quarter was primarily attributable to the revenue and facility operating expense factors previously discussed.

•	COVID-19 Impact.

•
Measures taken by the Company, including restrictions on community visitors, were in place across the Company’s portfolio for the second quarter of 2020, and the pandemic and related infection prevention and control protocols significantly disrupted demand for senior living communities. In response to these developments, the Company has redesigned its sales process to include virtual tours, video engagement, and outdoor prospective resident meetings, enhanced and adapted its marketing programs to address the social distancing environment, and sought to strengthen its relationships with referral partners. The Company has adopted a framework for determining when to ease restrictions at each of its communities based on several criteria, including regulatory requirements and guidance, completion of baseline testing at the community, and the community having no current confirmed positive COVID-19 cases. As of July 31, 85% of the Company’s communities are accepting move-ins.

•
The Company has completed proactive baseline testing of residents and associates at all of its communities. Less than 1% of the Company’s residents as of July 31, 2020 are currently confirmed positive for COVID-19.

•
Lower than prior year occupancy and revenue trends continued through July 2020, resulting in the Company’s consolidated occupancy decreasing from 77.8% as of June 30, 2020 to 76.6% as of July 31, 2020. Consolidated weighted average occupancy was 82.7%, 80.4%, 78.4%, 77.4%, and 76.4% for March, April, May, June, and July 2020, respectively. The number of move-ins increased each month as the second quarter of 2020 progressed, lessening the decline in occupancy in sequential months. Lower move-in activity compared to the prior year periods was partially offset by lower than normal controllable move-out activity.

•
The Company's home health average daily census also began to decrease in March 2020 due to lower occupancy in its communities and fewer elective medical procedures and hospital discharges, resulting in an 18.7% year-over-year decline in home health average daily census for the quarter ended June 30, 2020. Census began to show recovery in June 2020 returning to levels attained in January 2020.

Same Community Senior Housing (Independent Living (IL), Assisted Living and Memory Care (AL/MC), and CCRCs)

The table below presents a summary of same community operating results and metrics of the Company's consolidated senior housing portfolio. (3)

			Year-Over-Year Increase / (Decrease)				Sequential Increase / (Decrease)
($ in millions, except RevPAR and RevPOR)	2Q 2020	2Q 2019	Amount		Percent	1Q 2020	Amount		Percent
RevPAR	$3,975	$4,120	$(145)		(3.5)%	$4,237		$(262)	(6.2)%
Weighted average occupancy	79.2%	84.0%	(480	) bps	n/a	83.5%	(430	) bps	n/a
RevPOR	$5,020	$4,905	$115		2.3%	$5,073		$(53)	(1.0)%
Facility operating expense	$468.0	$420.6	$47.4		11.3%	$445.6		$22.4	5.0%

(3)
The same community portfolio includes operating results and data for 638 communities utilizing the Company's methodology for determining same store communities, which excludes communities acquired or disposed of since the beginning of the prior year, communities classified as assets held for sale, certain communities planned for disposition, certain communities that have undergone or are undergoing expansion, redevelopment, and repositioning projects, certain communities that have expansion, redevelopment, and repositioning projects that are anticipated to be under construction in the current year, and certain communities that have experienced a casualty event that significantly impacts their operations. To aid in comparability, same community operating results and data exclude (i) hurricane and natural disaster expense of $0.3 million for the second quarter of 2020 and related insurance recoveries of $1.4 million and $0.3 million for the first quarter of 2020 and the second quarter of 2019, respectively, and (ii) for the 2019 period the additional resident fee revenue and facility operating expense recognized as a result of the application of the lease accounting standard ASC 842 of approximately $4.9 million and $10.9 million, respectively. As presented herein, same community facility operating expense includes the direct costs incurred to prepare for and respond to the COVID-19 pandemic. These costs had been excluded from same community facility operating expense presented in the Company’s press release dated May 5, 2020 that announced results for the first quarter of 2020.

•	Resident fees.

•	Same community resident fees decreased $21.8 million to $597.5 million attributable to the decreases in RevPAR and occupancy, partially offset by the increase in RevPOR.

•	The Company estimates that the COVID-19 pandemic and the Company's response efforts resulted in $43.1 million of lost resident fee revenue on a same community basis for the second quarter of 2020.

•	Facility operating expense.

•	The year-over-year increase was primarily due to $52.9 million of incremental direct costs incurred during the second quarter of 2020 to address the COVID-19 pandemic.

•
Additionally, there was an increase in labor expense on a same community basis arising from wage rate increases. The increase in same community facility operating expense compared to the prior quarter period was partially offset by decreases in repairs and maintenance costs due to fewer move-ins and advertising costs as the Company intentionally scaled back such activities.

Health Care Services

			Increase / (Decrease)
($ in millions)	2Q 2020	2Q 2019	Amount	Percent
Resident fee revenue	$90.1	$114.4	$(24.3)	(21.2)%
Other operating income	17.0	—	17.0	NM
Facility operating expense	97.5	105.3	(7.8)	(7.4)%

•	Resident fee revenue.

•
Health Care Services revenue decreased primarily due to the decline in the Company's home health average daily census as a result of lower occupancy in the Company's communities and fewer elective medical procedures and hospital discharges.

•
The implementation of the PDGM, an alternate home health case mix adjustment methodology with a 30-day unit of payment, beginning January 1, 2020, also resulted in a decrease in revenue for home health services.

•	The decrease in resident fee revenue was partially offset by an increase in volume and related revenues for hospice services.

•	Facility operating expense.

•
The year-over-year decrease in facility operating expense was primarily attributable to a decrease in labor costs for home health services as the Company adjusted its home health services operational structure, to better align its facility operating expenses and business model with the new payment model.

•
The decrease in facility operating expenses was partially offset by $3.1 million of incremental direct costs to prepare for and respond to the COVID-19 pandemic incurred during the second quarter of 2020 and an increase in labor costs for hospice services arising from wage rate increases and expansion of the Company's hospice services throughout 2019.

LIQUIDITY

The table below presents a summary of the Company’s net cash provided by (used in) operating activities, Adjusted Free Cash Flow, and liquidity.

			Increase / (Decrease)
($ in millions)	2Q 2020	2Q 2019	Amount	Percent
Net cash provided by (used in) operating activities	$151.8	$64.1	$87.7	136.8%
Adjusted Free Cash Flow (4)	113.5	(16.4)	129.9	NM

			Increase / (Decrease)
($ in millions)	June 30, 2020	March 31, 2020	Amount	Percent
Unrestricted cash and cash equivalents	$452.4	$392.7	$59.7	15.2%
Marketable securities	109.9	108.0	1.9	1.8%
Availability on secured credit facility	37.9	35.3	2.6	7.4%
Total Liquidity	$600.2	$536.0	$64.2	12.0%

(4)
Adjusted Free Cash Flow is a financial measure that is not calculated in accordance with GAAP. See "Reconciliations of Non-GAAP Financial Measures" for the Company's definition of such measure, reconciliations to the most comparable GAAP financial measure and other important information regarding the use of the Company's non-GAAP financial measures.

•	Net cash provided by (used in) operating activities.

•
The year-over-year increase in net cash provided by (used in) operating activities was primarily attributable to $85.0 million of cash received under the Medicare accelerated and advance payment program, $33.5 million of government grants accepted, and $26.5 million of social security payroll taxes deferred, each during the current year period.

•
These changes were partially offset by an increase in same community facility operating expense, a decrease in same community revenue, and a decrease in home health revenue compared to the prior year second quarter.

•
Adjusted Free Cash Flow. The increase in Adjusted Free Cash Flow compared to the prior year second quarter was attributable to the increase in net cash provided by (used in) operating activities and a $44.9 million decrease in non-development capital expenditures, net compared to the prior year period.

•	Total Liquidity. Total liquidity as of June 30, 2020, increased $64.2 million from March 31, 2020, primarily attributable to temporary liquidity relief under the CARES Act.

TRANSACTION UPDATE

Subsequent to the end of the quarter, the Company entered into definitive agreements with Ventas to restructure its 120 community (10,174 units) triple-net master lease arrangements, as further described in the press release issued on July 27, 2020. In addition, the Company conveyed to Ventas five communities in full satisfaction of $78 million principal amount of indebtedness secured by the communities, and will manage the communities following the closing. Pursuant to the multi-part transaction, the Company paid a $119.2 million one-time cash payment to Ventas on July 27, 2020 and reduced the Company's annual rent under the amended and restated master lease.

OUTLOOK

Given the unprecedented nature of COVID-19 and rapidly changing developments, the Company will continue to be agile and adjust its local community response to help protect its residents, associates, and patients. As the Company cannot predict the ultimate impact of the duration, severity, and breadth of the pandemic for the United States, key factors that may impact the Company's financial performance and liquidity for the second half of 2020 include:
Senior Housing

•
State Concentration: The Company operates senior living communities in 44 states, with 48% of the Company's senior housing units concentrated in Texas (15%), California (12%), Florida (10%), Colorado (6%), and North Carolina (5%). As the severity and breadth of the pandemic dissipates in key markets within these states, the Company expects gradual improvement in move-ins and occupancy.

•	Facility Operating Expense:

▪
Communities transitioning to welcoming visitors and move-ins are likely to increase marketing investments to drive future resident awareness and referrals. As of July 31, 2020, 85% of communities were accepting move-ins.

▪
Communities impacted by COVID infections are likely to incur increased costs for the use of a higher volume of PPE and medical supplies and incur higher labor and other related expenses. In the second quarter 2020, the Company increased its supply of PPE, which is expected to last for multiple months.

Health Care Services

•
State Concentration: The Company's Health Care Services segment platform included networks in 26 states, with 66% of the Company's census concentrated in Florida (47%), Texas (12%), and North Carolina (7%) for the twelve months ended June 30, 2020. As the severity and breadth of the pandemic dissipates in key markets within these states, the Company expects gradual improvement in census.

Adjusted Free Cash Flow

•
The Company's Adjusted Free Cash Flow for the second quarter of 2020 benefited from temporary liquidity relief provided under the CARES Act. During April 2020, the Company received $85.0 million under the Medicare Accelerated and Advance Payment Program. Recoupment of accelerated/advanced payments are required and the Company expects approximately $45 million and $40 million will be due in the third quarter and fourth quarter of 2020, respectively, and accordingly will reduce Adjusted Free Cash Flow in the second half of 2020.

•	The Company's Adjusted Free Cash Flow in the third quarter 2020 will include a $119.2 million one-time cash payment to Ventas pursuant to the multi-part transaction with Ventas.

•
During July 2020, the Company applied for additional grants pursuant to the Emergency Fund’s Medicaid and CHIP allocation. The amount of such grants are expected to be based on 2% of a portion of the Company's 2018 gross revenues from patient care, and the Company expects to receive up to approximately $50 million of grants from this allocation. There can be no assurance that the Company will qualify for, or receive, grants in the amount we expect.

SUPPLEMENTAL INFORMATION

The Company will post on its website at www.brookdale.com/investor supplemental information relating to the Company's second quarter 2020 results, an updated investor presentation, and a copy of this earnings release. The supplemental information and a copy of this earnings release will also be furnished in a Form 8-K to be filed with the SEC.

EARNINGS CONFERENCE CALL

Brookdale's management will conduct a conference call to review the financial results for the second quarter of 2020 on August 11, 2020 at 9:00 AM ET. The conference call can be accessed by dialing (866) 900-2996 (from within the U.S.) or (706) 643-2685 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing "Brookdale".

A webcast of the conference call will be available to the public on a listen-only basis at www.brookdale.com/investor. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available through the website following the call.

For those who cannot listen to the live call, a replay will be available until 11:59 PM ET on August 25, 2020 by dialing (855) 859-2056 (from within the U.S.) or (404) 537-3406 (from outside of the U.S.) and referencing access code "5398575".

ABOUT BROOKDALE SENIOR LIVING

Brookdale Senior Living Inc. is the leading operator of senior living communities throughout the United States. The Company is committed to providing senior living solutions primarily within properties that are designed, purpose-built, and operated to provide the highest-quality service, care, and living accommodations for residents. Brookdale operates and manages independent living, assisted living, memory care, and continuing care retirement communities, with 737 communities in 44 states and the ability to serve approximately 65,000 residents as of June 30, 2020. The Company also offers a range of home health, hospice, and outpatient therapy services to over 17,000 patients as of that date. Brookdale's stock is traded on the New York Stock Exchange under the ticker symbol BKD.

DEFINITIONS OF RevPAR AND RevPOR

RevPAR, or average monthly senior housing resident fee revenue per available unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding Health Care Services segment revenue and entrance fee amortization, and, for the 2019 periods, the additional resident fee revenue recognized as a result of the application of the lease accounting standard ASC 842), divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.

RevPOR, or average monthly senior housing resident fee revenue per occupied unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding Health Care Services segment revenue and entrance fee amortization, and, for the 2019 periods, the additional resident fee revenue recognized as a result of the application of the lease accounting standard ASC 842), divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.

SAFE HARBOR

Certain statements in this press release and the associated earnings conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding the Company’s intent, belief or expectations, including those related to the COVID-19 pandemic. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "could," "would," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "believe," "project," "predict," "continue," "plan," "target," or other similar words or expressions. These forward-looking statements are based on certain assumptions and expectations, and the Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its assumptions or expectations will be attained, and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to: the impacts of the COVID-19 pandemic, including the response efforts of federal, state, and local government authorities, businesses, individuals and the Company, on the Company’s business, results of operations, cash flow, liquidity, and strategic initiatives, including plans for future growth, which will depend on many factors, some of which cannot be foreseen, including the duration, severity, and breadth of the pandemic and any resurgence of the disease, the impact of COVID-19 on the nation's economy and debt and equity markets and the local economies in the Company’s markets, the development and availability of COVID-19 testing, therapeutic agents, and vaccines and the prioritization of such resources among businesses and demographic groups, government financial and regulatory relief efforts that may become available to business and individuals, including our ability to qualify for and satisfy the terms and conditions of financial relief; perceptions regarding the safety of senior living communities during and after the pandemic, changes in demand for senior living communities and the Company’s ability to adapt its sales and marketing efforts to meet that demand, changes in the acuity levels of the Company’s new residents, the disproportionate impact of COVID-19 on seniors generally and those residing in the Company’s communities, the duration and costs of the Company’s response efforts, including increased equipment, supplies, labor, litigation, testing, and other expenses, the impact of COVID-19 on the Company’s ability to complete financings, refinancings, or other transactions (including dispositions) or to generate sufficient cash flow to cover required interest and lease payments and to satisfy financial and other covenants in the Company’s debt and lease documents, increased regulatory requirements, including unfunded mandatory testing, increased enforcement actions resulting from COVID-19, including those that may limit the Company’s collection efforts for delinquent accounts and the frequency and magnitude of legal actions and liability claims that may arise due to COVID-19 or the Company’s response efforts; events which adversely affect the ability of seniors to afford resident fees, including downturns in the economy, housing markets, consumer confidence or the equity markets and unemployment among family members, which may be adversely impacted by the pandemic; changes in reimbursement rates, methods or timing under governmental reimbursement programs including the Medicare and Medicaid programs; the impact of ongoing healthcare reform efforts; the effects of senior housing construction and development, oversupply and increased competition; disruptions in the financial markets, including those related to the pandemic, that affect the Company’s ability to obtain financing or extend or refinance debt as it matures and the Company’s financing costs; the risks associated with current global economic conditions, including changes related to the pandemic, and general economic factors such as inflation, the consumer price index, commodity costs, fuel and other energy costs, costs of salaries, wages, benefits, and insurance, interest rates, and tax rates; the impact of seasonal contagious illness or an outbreak of COVID-19 or other contagious disease in the markets in which the Company operates; the Company’s ability to generate sufficient cash flow to cover required interest and long-term lease payments and to fund its planned capital projects, which may be adversely affected by the pandemic; the effect of the Company’s indebtedness and long-term leases on its liquidity; the effect of the Company’s non-compliance with any of its debt or lease agreements (including the financial covenants contained therein), including the risk of lenders or lessors declaring a cross default in the event of non-compliance with any such agreements and the risk of loss of the Company’s property securing leases and indebtedness due to any resulting lease terminations and foreclosure actions; the effect of the Company’s borrowing base calculations and its consolidated fixed charge coverage ratio on availability under the Company’s revolving credit facility; the potential phasing out of LIBOR which may increase the costs of the Company’s debt obligations; increased competition for or a shortage of personnel or wage pressures resulting from increased competition, low unemployment levels, minimum wage increases and changes in overtime laws, and union activity; failure to maintain the security and functionality of the Company’s information systems, to prevent a cybersecurity attack or breach, or to comply with applicable privacy and consumer protection laws, including HIPAA; the Company’s inability to achieve or maintain profitability; the Company’s ability to complete pending or expected disposition, acquisition, or other transactions on agreed upon terms or at all, including in respect of the satisfaction of closing conditions, the risk that regulatory approvals are not obtained or are subject to unanticipated conditions, and uncertainties as to the timing of closing, and the Company’s ability to identify and pursue any such opportunities in the future; the Company’s ability to obtain additional capital on terms acceptable to the Company; the Company’s ability to complete its capital expenditures in accordance with its plans; the Company’s ability to identify and pursue development, investment and acquisition opportunities and its ability to successfully integrate acquisitions; competition for the acquisition of assets; delays in obtaining regulatory approvals; terminations, early or otherwise, or non-renewal of management agreements; conditions of housing markets, regulatory changes, acts of nature, and the effects of climate change in geographic areas where the Company is concentrated; terminations of the Company’s resident agreements and vacancies in its living spaces, which may be adversely impacted by the pandemic; departures of key officers and potential disruption caused by changes in management; risks related to the implementation of the Company’s strategy, including initiatives undertaken to execute on its strategic priorities and their effect the Company’s results; actions of activist stockholders, including a proxy contest; market conditions and capital allocation decisions that may influence the Company’s determination from time to time whether to purchase any shares under its existing share repurchase program and the Company’s ability to fund any repurchases; the Company’s ability to maintain consistent quality control; a decrease in the overall demand for senior housing, which may be adversely impacted by the pandemic; environmental contamination at any of the Company’s communities; failure to comply with existing environmental laws; costs to defend against, or an adverse determination or resolution of, complaints filed against the Company; the cost and difficulty of complying with increasing and evolving regulation; costs to respond to, and adverse determinations resulting from, government reviews, audits and investigations; unanticipated costs to comply with legislative or regulatory developments; as well as other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission ("SEC"), including those set forth in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect management's views as of the date of this press release and/or associated earnings call.  The Company cannot guarantee future results, levels of activity, performance or achievements, and, except as required by law, the Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2020	2019	2020	2019
Revenue and other operating income
Resident fees	$731,629	$801,863	$1,514,336	$1,611,342
Management fees	6,076	15,449	114,791	31,192
Reimbursed costs incurred on behalf of managed communities	101,511	202,145	224,228	418,967
Other operating income	26,693	—	26,693	—
Total revenue and other operating income	865,909	1,019,457	1,880,048	2,061,501

Expense
Facility operating expense (excluding facility depreciation and amortization of $86,971, $86,070, $171,272, and $174,897, respectively)	606,034	590,246	1,194,516	1,176,340
General and administrative expense (including non-cash stock-based compensation expense of $6,119, $6,030, $12,076, and $12,386, respectively)	52,518	57,576	107,113	113,887
Facility operating lease expense	62,379	67,689	126,860	136,357
Depreciation and amortization	93,154	94,024	183,892	190,912
Asset impairment	10,290	3,769	88,516	4,160
Loss (gain) on facility lease termination and modification, net	—	1,797	—	2,006
Costs incurred on behalf of managed communities	101,511	202,145	224,228	418,967
Total operating expense	925,886	1,017,246	1,925,125	2,042,629
Income (loss) from operations	(59,977)	2,211	(45,077)	18,872

Interest income	2,243	2,813	3,698	5,897
Interest expense:
Debt	(38,974)	(45,193)	(80,737)	(90,836)
Financing lease obligations	(11,892)	(16,649)	(25,174)	(33,392)
Amortization of deferred financing costs and debt discount	(1,556)	(986)	(2,871)	(1,965)
Gain (loss) on debt modification and extinguishment, net	(157)	(2,672)	19,024	(2,739)
Equity in earnings (loss) of unconsolidated ventures	438	(991)	(570)	(1,517)
Gain (loss) on sale of assets, net	(1,029)	2,846	371,810	2,144
Other non-operating income (loss)	988	3,199	3,650	6,187
Income (loss) before income taxes	(109,916)	(55,422)	243,753	(97,349)
Benefit (provision) for income taxes	(8,504)	(633)	7,324	(1,312)
Net income (loss)	(118,420)	(56,055)	251,077	(98,661)
Net (income) loss attributable to noncontrolling interest	19	585	37	596
Net income (loss) attributable to Brookdale Senior Living Inc. common stockholders	$(118,401)	$(55,470)	$251,114	$(98,065)

Net income (loss) per share attributable to Brookdale Senior Living Inc. common stockholders:
Basic	$(0.65)	$(0.30)	$1.37	$(0.53)
Diluted	$(0.65)	$(0.30)	$1.37	$(0.53)

Weighted average common shares outstanding:
Basic	183,178	186,140	183,682	186,442
Diluted	183,178	186,140	183,862	186,442

Condensed Consolidated Balance Sheets

(in thousands)	June 30, 2020	December 31, 2019
Cash and cash equivalents	$452,441	$240,227
Marketable securities	109,873	68,567
Restricted cash	28,397	26,856
Accounts receivable, net	120,503	133,613
Assets held for sale	37,397	42,671
Prepaid expenses and other current assets, net	89,416	84,241
Total current assets	838,027	596,175
Property, plant and equipment and leasehold intangibles, net	5,256,368	5,109,834
Operating lease right-of-use assets	1,030,505	1,159,738
Other assets, net	299,643	328,686
Total assets	$7,424,543	$7,194,433

Current liabilities	$930,426	$1,046,972
Long-term debt, less current portion	3,469,793	3,215,710
Financing lease obligations, less current portion	558,307	771,434
Operating lease obligations, less current portion	1,226,242	1,277,178
Line of credit	166,381	—
Other liabilities	133,505	184,414
Total liabilities	6,484,654	6,495,708
Total Brookdale Senior Living Inc. stockholders' equity	937,557	696,356
Noncontrolling interest	2,332	2,369
Total equity	939,889	698,725
Total liabilities and equity	$7,424,543	$7,194,433

Condensed Consolidated Statements of Cash Flows

	Six Months Ended June 30,
(in thousands)	2020	2019
Cash Flows from Operating Activities
Net income (loss)	$251,077	$(98,661)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss (gain) on debt modification and extinguishment, net	(19,024)	2,739
Depreciation and amortization, net	186,763	192,877
Asset impairment	88,516	4,160
Equity in (earnings) loss of unconsolidated ventures	570	1,517
Distributions from unconsolidated ventures from cumulative share of net earnings	—	1,530
Amortization of entrance fees	(925)	(772)
Proceeds from deferred entrance fee revenue	85	1,739
Deferred income tax (benefit) provision	(15,253)	470
Operating lease expense adjustment	(14,954)	(8,812)
Loss (gain) on sale of assets, net	(371,810)	(2,144)
Loss (gain) on facility lease termination and modification, net	—	2,006
Non-cash stock-based compensation expense	12,076	12,386
Non-cash management contract termination gain	—	(640)
Other	(1,800)	(4,401)
Changes in operating assets and liabilities:
Accounts receivable, net	12,995	(3,997)
Prepaid expenses and other assets, net	20,162	30,823
Prepaid insurance premiums financed with notes payable	(11,664)	(12,090)
Trade accounts payable and accrued expenses	(18,692)	(43,385)
Refundable fees and deferred revenue	80,688	(17,226)
Operating lease assets and liabilities for lessor capital expenditure reimbursements	10,509	1,000
Net cash provided by (used in) operating activities	209,319	59,119
Cash Flows from Investing Activities
Change in lease security deposits and lease acquisition deposits, net	3,304	(83)
Purchase of marketable securities	(149,236)	(98,059)
Sale and maturities of marketable securities	108,750	55,000
Capital expenditures, net of related payables	(112,863)	(122,297)
Acquisition of assets, net of related payables and cash received	(446,688)	—
Investment in unconsolidated ventures	(356)	(4,204)
Distributions received from unconsolidated ventures	—	5,305
Proceeds from sale of assets, net	300,539	52,430
Proceeds from notes receivable	1,140	31,609
Net cash provided by (used in) investing activities	(295,410)	(80,299)
Cash Flows from Financing Activities
Proceeds from debt	473,460	158,231
Repayment of debt and financing lease obligations	(303,920)	(238,036)
Proceeds from line of credit	166,381	—
Purchase of treasury stock, net of related payables	(18,123)	(18,401)
Payment of financing costs, net of related payables	(7,469)	(3,342)
Payments of employee taxes for withheld shares	(3,951)	(3,105)
Other	146	574
Net cash provided by (used in) financing activities	306,524	(104,079)
Net increase (decrease) in cash, cash equivalents, and restricted cash	220,433	(125,259)
Cash, cash equivalents, and restricted cash at beginning of period	301,697	450,218
Cash, cash equivalents, and restricted cash at end of period	$522,130	$324,959

Reconciliations of Non-GAAP Financial Measures

This earnings release contains the financial measures Adjusted EBITDA and Adjusted Free Cash Flow, which are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). Presentations of these non-GAAP financial measures are intended to aid investors in better understanding the factors and trends affecting the Company’s performance and liquidity. However, investors should not consider these non-GAAP financial measures as a substitute for financial measures determined in accordance with GAAP, including net income (loss), income (loss) from operations, or net cash provided by (used in) operating activities. Investors are cautioned that amounts presented in accordance with the Company’s definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies calculate non-GAAP measures in the same manner. Investors are urged to review the reconciliations included below of these non-GAAP financial measures from the most comparable financial measures determined in accordance with GAAP.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP performance measure that the Company defines as net income (loss) excluding: benefit/provision for income taxes, non-operating income/expense items, and depreciation and amortization; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, cost reduction, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include non-cash impairment charges, gain/loss on facility lease termination and modification, operating lease expense adjustment, amortization of deferred gain, change in future service obligation, non-cash stock-based compensation expense, and transaction and organizational restructuring costs. Transaction costs include those directly related to acquisition, disposition, financing, and leasing activity, and stockholder relations advisory matters, and are primarily comprised of legal, finance, consulting, professional fees, and other third party costs. Organizational restructuring costs include those related to the Company’s efforts to reduce general and administrative expense and its senior leadership changes, including severance and retention costs.

The Company believes that presentation of Adjusted EBITDA as a performance measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective core operating performance, and to make day-to-day operating decisions; (ii) it provides an assessment of operational factors that management can impact in the short-term, namely revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods; and (iii) the Company believes that this measure is used by research analysts and investors to evaluate the Company’s operating results and to value companies in its industry.

Adjusted EBITDA has material limitations as a performance measure, including: (i) excluded interest and income tax are necessary to operate the Company’s business under its current financing and capital structure; (ii) excluded depreciation, amortization and impairment charges may represent the wear and tear and/or reduction in value of the Company’s communities, goodwill and other assets and may be indicative of future needs for capital expenditures; and (iii) the Company may incur income/expense similar to those for which adjustments are made, such as gain/loss on sale of assets, facility lease termination and modification, or debt modification and extinguishment, non-cash stock-based compensation expense, and transaction and other costs, and such income/expense may significantly affect the Company’s operating results.

The table below reconciles the Company's Adjusted EBITDA from its net income (loss).

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2020	2019	2020	2019
Net income (loss)	$(118,420)	$(56,055)	$251,077	$(98,661)
Provision (benefit) for income taxes	8,504	633	(7,324)	1,312
Equity in (earnings) loss of unconsolidated ventures	(438)	991	570	1,517
Loss (gain) on debt modification and extinguishment, net	157	2,672	(19,024)	2,739
Loss (gain) on sale of assets, net	1,029	(2,846)	(371,810)	(2,144)
Other non-operating (income) loss	(988)	(3,199)	(3,650)	(6,187)
Interest expense	52,422	62,828	108,782	126,193
Interest income	(2,243)	(2,813)	(3,698)	(5,897)
Income (loss) from operations	(59,977)	2,211	(45,077)	18,872
Depreciation and amortization	93,154	94,024	183,892	190,912
Asset impairment	10,290	3,769	88,516	4,160
Loss (gain) on facility lease termination and modification, net	—	1,797	—	2,006
Operating lease expense adjustment	(8,221)	(4,429)	(14,954)	(8,812)
Non-cash stock-based compensation expense	6,119	6,030	12,076	12,386
Transaction and organizational restructuring costs	3,368	634	5,349	1,095
Adjusted EBITDA(1)	$44,733	$104,036	$229,802	$220,619

$100.0 million management termination fee	—	—	(100,000)	—
Adjusted EBITDA, excluding $100.0 million management termination fee	$44,733	$104,036	$129,802	$220,619

(1)
Adjusted EBITDA for the three and six months ended June 30, 2019 includes a negative non-recurring net impact of $6.5 million and $13.0 million, respectively, from the application of the lease accounting standard effective January 1, 2019, for the six months ended June 30, 2020 includes the $100.0 million management agreement termination fee payment received from Healthpeak Properties, Inc. ("Healthpeak"), and for the three months ended June 30, 2020 includes $26.7 million of government grants recognized in other operating income during the period.

Adjusted Free Cash Flow

Adjusted Free Cash Flow is a non-GAAP liquidity measure that the Company defines as net cash provided by (used in) operating activities before: distributions from unconsolidated ventures from cumulative share of net earnings, changes in prepaid insurance premiums financed with notes payable, changes in operating lease liability for lease termination and modification, cash paid/received for gain/loss on facility lease termination and modification, and lessor capital expenditure reimbursements under operating leases; plus: property insurance proceeds and proceeds from refundable entrance fees, net of refunds; less: non-development capital expenditures and payment of financing lease obligations. Non-development capital expenditures are comprised of corporate and community-level capital expenditures, including those related to maintenance, renovations, upgrades, and other major building infrastructure projects for the Company’s communities and is presented net of lessor reimbursements. Non-development capital expenditures do not include capital expenditures for community expansions, major community redevelopment and repositioning projects, and the development of new communities.

The Company believes that presentation of Adjusted Free Cash flow as a liquidity measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective sources of operating liquidity, and to review the Company’s ability to service its outstanding indebtedness, pay dividends to stockholders, engage in share repurchases, and make capital expenditures, including development capital expenditures; (ii) it is used as a metric in the Company’s performance-based compensation programs; and (iii) it provides an indicator to management to determine if adjustments to current spending decisions are needed.

Adjusted Free Cash Flow has material limitations as a liquidity measure, including: (i) it does not represent cash available for dividends, share repurchases, or discretionary expenditures since certain non-discretionary expenditures, including mandatory debt principal payments, are not reflected in this measure; (ii) the cash portion of non-recurring charges related to gain/loss on facility lease termination and modification generally represent charges/gains that may significantly affect the Company’s liquidity; and (iii) the impact of timing of cash expenditures, including the timing of non-development capital expenditures, limits the usefulness of the measure for short-term comparisons.

The table below reconciles the Company's Adjusted Free Cash Flow from its net cash provided by (used in) operating activities.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2020	2019	2020	2019
Net cash provided by (used in) operating activities	$151,840	$64,128	$209,319	$59,119
Net cash provided by (used in) investing activities	(47,483)	19,774	(295,410)	(80,299)
Net cash provided by (used in) financing activities	(40,726)	(87,443)	306,524	(104,079)
Net increase (decrease) in cash, cash equivalents, and restricted cash	$63,631	$(3,541)	$220,433	$(125,259)

Net cash provided by (used in) operating activities	$151,840	$64,128	$209,319	$59,119
Distributions from unconsolidated ventures from cumulative share of net earnings	—	(781)	—	(1,530)
Changes in prepaid insurance premiums financed with notes payable	(5,770)	(6,752)	11,664	12,090
Changes in assets and liabilities for lessor capital expenditure reimbursements under operating leases	(6,421)	(1,000)	(10,509)	(1,000)
Non-development capital expenditures, net	(21,521)	(66,464)	(82,077)	(121,066)
Payment of financing lease obligations	(4,677)	(5,500)	(9,764)	(10,953)
Adjusted Free Cash Flow (1)	$113,451	$(16,369)	$118,633	$(63,340)

(1)
Adjusted Free Cash Flow includes transaction and organizational restructuring costs of $3.4 million and $0.6 million for the three months ended June 30, 2020 and 2019, respectively, and $5.3 million and $1.1 million for the six months ended June 30, 2020 and 2019, respectively; includes the $100.0 million management agreement termination fee payment received from Healthpeak for the six months ended June 30, 2020; and includes $85.0 million of accelerated/advanced Medicare payments, $33.5 million of Emergency Fund government grants accepted, and $26.5 million of payroll taxes deferred during the three months ended June 30, 2020.

Contact:
Kathy MacDonald
SVP Investor Relations
(615) 505-1968
Kathy.MacDonald@brookdale.com